Exhibit 5.2

Sulloway & Hollis, P.L.L.C.

9 Capitol Street

PO Box 1256

Concord, NH 03302-1256

                                                                 April 16, 2008

American Bar Association Members/

State Street Collective Trust

20 Trafalgar Square, Suite 449

Nashua, NH 03063

Ladies and Gentlemen:

In connection with the Registration Statement on Form S-1 (the “Registration Statement”), of the American Bar Association Members/State Street Collective Trust (the “Collective Trust”), as filed on March 7, 2008 with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended, with respect to the offering of units of beneficial interest with an aggregate offering price of up to five hundred million dollars ($500,000,000) (the “Units”) in the Collective Trust, we have been requested as special New Hampshire counsel to the Collective Trust to furnish our opinion as to the legality of the Units registered pursuant to the Registration Statement.

For purposes of rendering this opinion, we have examined (i) the Amended and Restated Declaration of Trust of the Collective Trust dated December 5, 1991, as amended as of July 31, 1995 as further amended as of July 15, 2002, and as further amended as of December 1, 2004 (the “Trust Declaration”); (ii) (a) the Eighth Amended and Restated Fund Declaration of Balanced Fund dated as of July 1, 2004, (b) the Fifth Amended and Restated Fund Declaration of Large-Cap Value Equity Fund dated as of April 1, 2003, (c) the Eighth Amended and Restated Fund Declaration of Large-Cap Growth Equity Fund dated as of March 1, 2006, (d) the Sixth Amended and Restated Fund Declaration of Index Equity Fund dated as of April 1, 2003, (e) the Ninth Amended and Restated Fund Declaration of Small-Cap Equity Fund dated as of July 1, 2005, (f) the Seventh Amended and Restated Fund Declaration of International Equity Fund effective as of April 30, 2007, (g) the Second Amended and Restated Fund Declaration of the Structured Portfolio Service dated as of April 15, 2002, (h) the First Amended and Restated Fund Declaration of Mid-Cap Growth Equity Fund dated as of April 1, 2003, (i) the Second Amended and Restated Fund Declaration of Mid-Cap Value Equity Fund effective November 1, 2006, (j) the Sixth Amended Fund Declaration of Stable Asset Return Fund dated as of April 1, 2003, (k) the Fifth Amended and Restated Fund Declaration of Intermediate Bond Fund, dated as of April 1, 2003, (l) the Amendment to Fund Declarations dated as of December 1, 2004, (m) the Amendment to Fund Declarations dated February 17, 2005, (n) the Amendment to Fund Declarations dated January 24, 2006, (o) the First Amended and Restated Fund Declaration of Retirement Date Funds, effective as of May 1, 2007, and (p) the Amendment to Fund Declarations, effective August 1, 2006 (collectively, the “Fund Declarations”); and (iii) such other documents, records and certificates as we have deemed necessary or appropriate to render the opinion expressed below.

We have assumed the genuineness of all signatures and the authenticity and completeness of all items submitted to us as originals, the conformity with originals and the completeness of all items submitted to us as copies, and the legal capacity of all natural persons. With respect to documents executed by ABA Retirement Funds (formerly named American Bar Retirement Association), we have assumed that such entity has the power to enter into and perform its obligations thereunder, and we have assumed the due authorization by such entity of all requisite action and the due execution and delivery of such documents by such entity.

We assume for purposes of this opinion that the notices required under Sections 3.01 and 3.03(a) of the Trust Declaration have been duly given in connection with the establishment of Funds and all amendments to the Fund Declarations. We are attorneys admitted to practice in the State of New Hampshire. We express no opinion herein concerning the laws of any jurisdictions other than the laws of the State of New Hampshire.

American Bar Association Members/

State Street Collective Trust

April 16, 2008

Based upon and subject to the foregoing, we are of the opinion that, under the laws of the State of New Hampshire, which since December 1, 2004 has been the state law applicable to the Collective Trust (the trustee of the Collective Trust effective as of that date being State Street Bank and Trust Company of New Hampshire, a trust company organized under the law of the State of New Hampshire), the Units, when issued in accordance with the terms of the Prospectus contained in the Registration Statement, as in effect at the time of issuance, will be legally issued, fully paid and non-assessable by the trustee of the Collective Trust.

Without limiting the foregoing opinion, we note that we have not assisted with or participated in the preparation of the Registration Statement or the Prospectus and, therefore, are not passing upon, and do not assume any responsibility for, the accuracy, completeness or fairness of any of the statements contained in the Registration Statement or the Prospectus or in any of the documents contained in the Registration Statement or incorporated therein by reference, and we make no representation that we have independently verified the accuracy, completeness or fairness of such statements. Without limiting the foregoing, we assume no responsibility for, and have not independently verified, the accuracy, completeness or fairness of the financial statements or notes thereto, financial schedules and other financial and statistical data included in the Registration Statement and the Prospectus, and we have not examined the accounting, financial or statistical records from which such statements and notes, schedules and data are derived.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm in the Prospectus under the caption “Legal Matters.” In addition, we understand that Sidley Austin LLP intends to rely on this opinion in rendering an opinion to the Collective Trust in connection with the Registration Statement and we hereby consent to such reliance.

Very truly yours,

/s/ Sulloway & Hollis, P.L.L.C.
Sulloway & Hollis, P.L.L.C.

RCA:ltr